Exhibit 99.1

DDi Corp. First Quarter 2012 Earnings Results page 1

NEWS BULLETIN
DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Laura Foster
Chief Executive Officer	Addo Communications
(310) 829-5400
Wayne Slomsky	lauraf@addocommunications.com
Chief Financial Officer
(714) 688-7200

DDi Corp. Announces First Quarter 2012 Results

ANAHEIM, Calif., April 24, 2012 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services, today reported financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights:

•	Net sales of $68.9 million and bookings of $74.2 million, for a 1.08 book-to-bill ratio

•	Net income of $6.3 million, or $0.30 per fully diluted share

•	Gross margin of $15.3 million or 22.3% of net sales

•	Adjusted EBITDA of $9.6 million, or 13.9% of net sales

•	Secured $5.6 million mortgage on new Anaheim facility

•	Paid dividend of $0.12 per share of common stock on March 30, 2012

•	Entered into a Merger Agreement with Viasystems Group, Inc.

Mikel Williams, President and Chief Executive Officer of DDi Corp. stated, “I am very pleased with our continued strong performance during the first quarter of 2012. In the first quarter, we strengthened our top line, both sequentially and year over year, and also achieved a record level of bookings. We continue to manage our costs and drive bottom-line performance. We also invested heavily in our capabilities, adding equipment across the business and purchasing a new facility in Anaheim. The new building will house world class capabilities and the move is being well received by our customer base.”

DDi Corp. First Quarter 2012 Earnings Results page 2

“Further, we announced that we have entered into a merger agreement with Viasystems Group Inc., which we believe will deliver significant value to our shareholders. In addition, the combined entity will create a global leader in the printed circuit board industry with world class capabilities both in North America as well as Southeast Asia,” Williams concluded.

First Quarter 2012 Results

Net sales for the first quarter of 2012 were $68.9 million, an increase of 6.8% sequentially, and an increase of 3.7% from the first quarter of 2011. Sequentially, the net sales increase was due in part to the holiday season impact on the prior quarter’s demand levels. Year-over-year, the net sales increase reflects stronger order intake over the prior year period.

Gross profit margin for the first quarter was 22.3%, a sequential decrease of 60 basis points from 22.9% and an increase of 100 basis points from 21.3% in the first quarter of 2011. The sequential decrease reflects the beneficial impact in the prior quarter of holiday vacations and higher incentives on improved operating performance in the first quarter of 2011. The year-over-year increase in gross margin reflects higher net sales and the Company’s continued focus on operational performance and cost management.

Operating income in the first quarter of 2012 was $6.8 million, or 9.8% of net sales, compared to $7.0 million, or 10.9% of net sales in the fourth quarter of 2011 and $5.4 million, or 8.1% of net sales in the first quarter of 2011.

Adjusted EBITDA for the first quarter of 2012 was $9.6 million or 13.9% of net sales, flat compared to the fourth quarter of 2011 and an increase from $8.0 million or 12.0% of net sales in the first quarter of 2011. Reconciliations of this non-GAAP measure are provided after the GAAP unaudited condensed consolidated financial statements below.

Net income and fully diluted earnings per share in the first quarter of 2012 were $6.3 million and $0.30, respectively, down from $6.7 million and $0.32 respectively, in the fourth quarter of 2011, and up from $5.0 million and $0.24, respectively, in the first quarter of 2011.

Fourth Quarter Balance Sheet and Liquidity

As of March 31, 2012, DDi sequentially decreased its cash and cash equivalents by $2.0 million to $29.2 million, after a cash dividend payment of $2.5 million and capital expenditures of $9.4 million which includes DDi’s purchase of the new Anaheim building for $7.5 million. Additionally, on March 28, 2012, DDi entered into a $5.6 million credit agreement for the financing of the Anaheim building purchase.

First Quarter 2012 Dividend

The 2012 first quarter dividend of $0.12 per share of common stock was paid on March 30, 2012 to shareholders of record as of March 15, 2012. This marks the eighth consecutive quarterly dividend and reflects the Company’s continued focus on returning value to its shareholders.

DDi Corp. First Quarter 2012 Earnings Results page 3

Conference Call and Webcast

Due to the pending merger with Viasystems Group, Inc., the Company will not be conducting a conference call with simultaneous webcast to discuss the first quarter 2012 financial results.

About DDi

DDi is a leading provider of time-critical, technologically advanced electronic interconnect design, engineering and manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; currency exchange rate fluctuations; integration of acquired operations; international operations; compliance with environmental regulations; potential impacts of natural disasters on the electronics industry and the Company’s supply chain; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation

DDi Corp. First Quarter 2012 Earnings Results page 4

or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

Additional Information and Where to Find It

On April 12, 2012, DDi filed a preliminary proxy statement with the SEC in connection with the proposed merger with Viasystems Group, Inc. The definitive proxy statement will be sent or given to the stockholders of DDi and will contain important information about the proposed merger and related matters. SECURITY HOLDERS ARE URGED TO CAREFULLY READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING DDI’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by DDi with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement by contacting DDi by mail at DDi Corp., 1220 N. Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary, or by telephone at (714) 688-7200.

Participants in the Solicitation

DDi, Viasystems Group, Inc. (Viasystems) and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from DDi stockholders in connection with the proposed merger. Information about DDi’s directors and executive officers is set forth in its proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on April 14, 2011. This document is available free of charge at the SEC’s web site at www.sec.gov, and from DDi by telephone at (714) 688-7200, or by mail at DDi Corp., 1220 N. Simon Circle, Anaheim, California 92806, Attn: Corporate Secretary, or by going to DDi’s annual meeting website at www.ddiglobal.com/annualmeeting. Information about Viasystems’ directors and executive officers is set forth in Viasystems’ proxy statement for its 2012 Annual Meeting of Stockholders filed with the SEC on March 21, 2012, and its Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 15, 2012. These documents are available free of charge at the SEC’s web site at www.sec.gov, and by mail at Viasystems Group, Inc., 101 South Hanley Road, Suite 1800, St. Louis, MO 63105, Attention: Investor Relations, or by going to Viasystems’ Investor Relations page on its corporate web site at www.viasystems.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the definitive proxy statement that DDi intends to file with the SEC.

U.S. Internal Revenue Service (IRS) Circular 230 Notice: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein.

DDi Corp. First Quarter 2012 Earnings Results page 5

DDi Corp.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Qtr. Ended Mar. 31, 2012	Qtr. Ended Mar. 31, 2011	Qtr. Ended Dec. 31, 2011
Net sales	$68,913	$66,459	$64,534
Cost of goods sold	53,579	52,307	49,777

Gross profit	15,334	14,152	14,757
	22.3%	21.3%	22.9%
Operating expenses:
Sales and marketing	4,457	4,638	3,985
General and administrative	4,025	3,959	3,771
Amortization of intangible assets	—	190	44
Restructuring and other related charges	68	—	(51)

Total operating expenses	8,550	8,787	7,749

Operating income	6,784	5,365	7,008
Interest and other expense, net	409	296	207

Income before income taxes	6,375	5,069	6,801
Income tax expense	46	64	64

Net income	$6,329	$5,005	$6,737

Net income per share:
Basic	$0.31	$0.25	$0.33
Diluted	$0.30	$0.24	$0.32
Dividends paid per share:	$0.12	$0.10	$0.10
Weighted-average shares used in per share computations:
Basic	20,499	20,226	20,412
Diluted	21,242	21,190	20,895

DDi Corp. First Quarter 2012 Earnings Results page 6

DDi Corp.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	Mar. 31, 2012	Dec. 31, 2011
Assets
Current assets:
Cash and cash equivalents	$29,177	$31,181
Accounts receivable, net	43,122	39,747
Inventories	25,029	23,611
Prepaid expenses and other	2,294	2,054

Total current assets	99,622	96,593
Property, plant and equipment, net	54,114	46,904
Goodwill	3,664	3,664
Other assets	749	808

Total assets	$158,149	$147,969

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$21,738	$21,739
Accrued expenses and other current liabilities	12,429	12,662
Dividend payable	—	2,460
Current portion of long term debt	1,271	1,076

Total current liabilities	35,438	37,937
Long term debt	13,785	8,589
Other long-term liabilities	559	568

Total liabilities	49,782	47,094

Stockholders’ equity:
Common stock, additional paid-in-capital, and treasury stock	220,456	219,816
Accumulated other comprehensive income	1,049	526
Accumulated deficit	(113,138)	(119,467)

Total stockholders’ equity	108,367	100,875

Total liabilities and stockholders’ equity	$158,149	$147,969

DDi Corp. First Quarter 2012 Earnings Results page 7

DDi Corp.

Unaudited Schedule of Non-GAAP Reconciliations

(In thousands)

	Qtr. Ended Mar. 31, 2012	Qtr. Ended Mar. 31, 2011	Qtr. Ended Dec. 31, 2011
Adjusted EBITDA:
Net income	$6,329	$5,005	$6,737
Add back:
Interest and other expense, net	409	296	207
Income tax expense	46	64	64
Depreciation	2,502	2,139	2,390
Amortization of intangible assets	—	190	44
Non-cash compensation	235	269	229
Restructuring and other related charges	68	—	(51)

Adjusted EBITDA	$9,589	$7,963	$9,620